UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 1, 2012

Ciena Corporation (Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)

0-21969	23-2725311
(Commission File Number)	(IRS Employer Identification No.)

1201 Winterson Road, Linthicum, MD	21090
(Address of Principal Executive Offices)	(Zip Code)

(410) 865-8500
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

IITEM 5.02 - ELECTION OF DIRECTOR

(d)    Effective June 1, 2012, the Board of Directors of Ciena Corporation (“Ciena”) increased its size to nine directors and appointed Manuel D. Medina to fill the newly created vacancy in Class III of the Board. The term of office for Class III directors does not expire until the 2015 annual meeting. However, in accordance with Ciena's Amended and Restated Bylaws, Mr. Medina will stand for election by stockholders at the 2013 annual meeting to serve the remainder of the Class III term.

Mr. Medina, age 59, is currently Managing Partner of Medina Capital Partners, a privately-held investment firm focused on funding technology companies. Mr. Medina founded Terremark Worldwide, Inc. in 1980 and served as its Chairman and Chief Executive Officer until May 2011, when the company was acquired by Verizon Communications. Mr. Medina previously worked at Pricewaterhouse Coopers LLC.

The Board also approved the grant, effective as of June 1, 2012, of a restricted stock unit award representing shares of Ciena common stock representing a target delivered value of approximately $167,000. The amount of the award reflects Ciena's standard compensation program for initial equity awards to new directors, pro-rated based on the date of Mr. Medina's election. Provided he continues service on the Board, the restricted stock unit award will vest in equal annual installments on June 20, 2013, 2014 and 2015. Mr. Medina will also be eligible to receive cash compensation for his service on the Board of Directors and any committees to which he may subsequently be appointed in the form of the retainers and, if applicable, meeting fees, as set forth under the heading “Director Compensation” in Ciena's proxy statement for its 2012 annual meeting filed with the SEC on February 2, 2012.

A copy of the press release announcing the appointment of Mr. Medina to the Ciena Board of Directors is furnished as Exhibit 99.1.

ITEM 9.01 - FINANCIAL STATEMENTS AND EXHIBITS

(c)	The following exhibit is being filed herewith:

	Exhibit Number	Description of Document
	Exhibit 99.1	Text of Press Release dated June 1, 2012, issued by Ciena Corporation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciena Corporation

Date: June 1, 2012	By:	/s/ David M. Rothenstein
David M. Rothenstein
Senior Vice President, General Counsel and Secretary